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                                                                    EXHIBIT 11.2

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                                 THREE MONTHS ENDED MARCH 31, 2001
                                                     --------------------------------------------------------
                                                          NUMBER              PERCENT           EQUIVALENT
                                                        OF SHARES           OUTSTANDING           SHARES
                                                     ----------------    ----------------    ----------------
COMMON STOCK
   From Founders' Stock                                     2,300,000              100.00%          2,300,000
   Stock Options Exercised                                  2,508,997              100.00%          2,508,997
   Preferred Stock Converted to Common Stock               15,310,943              100.00%         15,310,943
   1994 Common Stock Offerings                             11,242,857              100.00%         11,242,857
   1995 Common Stock Offerings                              4,323,874              100.00%          4,323,874
   1996 Common Stock Offering                               6,000,000              100.00%          6,000,000
   1999 Treasury Stock Transaction                             (6,588)             100.00%             (6,588)
   March 2000 Debt Swap                                     3,789,715              100.00%          3,789,715
   Canadian Transaction                                       714,286              100.00%            714,286
   Employee Stock Purchase Plan Shares Issued                 190,651              100.00%            190,651
   Warrants Exercised                                         134,737              100.00%            134,737
                                                     ----------------                        ----------------
                                                           46,509,472                              46,509,472
WEIGHTED AVERAGE SHARES OUTSTANDING                                                                46,509,472

NET LOSS                                                                                     $    (39,319,298)

NET LOSS PER SHARE                                                                           $          (0.85)
                                                                                             ================
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